Exhibit 4.3

CAPITAL CITY BANK GROUP, INC.

2021 DIRECTOR STOCK PURCHASE PLAN

1.                  Purpose.  The purpose of the 2021 Director Stock Purchase Plan (the “Plan”) is to provide certain members of the Board of Directors (the “Eligible Directors”) of Capital City Bank Group, Inc. (the “Company”) and its Subsidiaries with the ability to apply all or a portion of their annual retainer and monthly fees received from serving as directors to the purchase of shares of Common Stock at a ten percent (10%) discount from Fair Market Value.  A further purpose of the Plan is to advance the interests of the Company and its shareowners by encouraging increased Common Stock ownership by the Eligible Directors, thereby promoting long-term shareowner value by strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareowners and Eligible Directors.

2.                  Definitions.  The following definitions shall be applicable throughout the Plan.

(a)               “Board” shall mean the Board of Directors of the Company.

(b)               “Committee” shall mean a committee appointed by the Board; provided, that to the extent required by Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act, such Committee shall be comprised solely of two or more Non-Employee Directors, as defined in Rule 16b-3(b)(3) under the Exchange Act. All references in this Plan to the “Committee” shall mean the Board if no Committee has been appointed.

(c)               “Common Stock” shall mean the Common Stock of the Company, one penny ($0.01) par value per share.

(d)               “Company” shall mean Capital City Bank Group, Inc., a Florida corporation.

(e)               “Director Fees” shall mean annual retainers, monthly fees or committee meeting fees for serving as directors of the Company or its Subsidiaries.

(f)                “Eligible Directors” shall mean members of the Board of Directors of the Company (including community and advisory directors) and its Subsidiaries who receive Director Fees.

(g)               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)               “Option A Eligibility Date” shall mean January 1 of each year.

(i)                 “Option A Fair Market Value” shall mean the average of (i) the high and low prices of the shares of Common Stock on the principal national securities exchange on which the Common Stock is traded for the ten (10) trading days immediately preceding each Eligibility Date, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale prices of the shares of Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Eligibility Date, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid prices last quoted by an established quotation service for over-the-counter securities for the ten (10) trading days immediately preceding the Eligibility Date, if the Common Stock is not reported on the Nasdaq National Market. In the event there is no trading in the shares of Common Stock, “Option A Fair Market Value” shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

(j)                 “Option A Purchase Period” shall mean the fifteen day period beginning with the Option A Eligibility Date each year in which an Eligible Director may make an election indicating the dollar amount of his or her annual retainer and fees received from serving as a director in the preceding year which he or she would like to be applied to the purchase of shares of Common Stock; provided, however, that if the Option A Purchase Period shall end on a Saturday, Sunday or legal holiday, the Option A Purchase Period shall extend to 5:00 p.m. of the next business day.

(k)               “Option B Eligibility Date” shall mean December 1 of each year.

(l)                 “Option B Fair Market Value” shall mean (i) the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the closing price of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price last quoted by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. However, if the Common Stock is not publicly-traded, “Option B Fair Market Value” shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

(m)             “Option B Purchase Period” shall mean the thirty-one day period beginning with the Option B Eligibility Date each year in which an Eligible Director may make an election indicating the percentage of his or her annual retainer and fees to be received from serving as a director in the upcoming year which he or she would like to be applied to the purchase of shares of Common Stock; provided, however, that if the Option B Purchase Period shall end on a Saturday, Sunday or legal holiday, the Option B Purchase Period shall extend to 5:00 p.m. of the next business day.

(n)               “Plan” shall mean this 2021 Director Stock Purchase Plan of Capital City Bank Group, Inc.

(o)               “Stock” shall mean the Common Stock or such other authorized shares of stock of the Company as the Board may from time to time authorize for use under the Plan.

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(p)               “Subsidiary” shall mean any corporation which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended.

3.                  Effective Date and Duration.  Subject to the approval by the Board and by the shareowners of the Company at a duly convened meeting of shareowners, the Plan shall be effective as of April 27, 2021 (the “Effective Date”). It shall continue in effect for a term of ten (10) years thereafter unless sooner terminated under Section 11.

4.                  Administration.  The Committee shall administer the Plan.  The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Committee.

5.                  Common Stock Subject to the Plan.

(a)               The aggregate number of shares of Common Stock which shall be made available for sale under the Plan shall not exceed 300,000. However, unless the Committee specifically determines otherwise, the aggregate number of shares of Common Stock available under the Plan shall be subject to appropriate adjustment in the case of any extraordinary dividend or other distribution, recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Common Stock.

(b)               Common Stock to be issued to an Eligible Director under the Plan will be registered in the record or beneficial name of the Eligible Director or in the record or beneficial name of the Eligible Director and his or her spouse.

6.                  Eligibility.  Each person who is an Eligible Director on any Option A Eligibility Date or any Option B Eligibility Date shall be eligible to participate in the Plan.

7.                  Option A Purchase of Common Stock Pursuant to the Plan.

(a)               Manner of Election. At any time during the Option A Purchase Period an Eligible Director may elect to have all or a portion of his or her Director Fees earned in the preceding calendar year applied to the purchase of shares of Common Stock. Election must be made by written notice to the Chief Financial Officer of the Company or such other person as designated from time to time by the Committee and must be accompanied by a check payable to the order of the Company in the amount of such election.

(b)               Purchase Price. The purchase price per share of Common Stock purchased under Option A pursuant to this Section 7 of the Plan shall be ninety percent (90%) of Option A Fair Market Value. The Committee in its sole discretion may from time to time adjust the purchase price payable pursuant to this Section 7 of the Plan to such other percentage of the Option A Fair Market Value.

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(c)               When Stock Shall Be Issued to Eligible Directors. As soon as practicable after each Option A Purchase Period, shares of Common Stock purchased under the Plan shall be issued to the purchasing Eligible Director, but in no event later than the 15th day of the third month following the close of the Company’s taxable year in which the Stock was purchased.

8.                  Option B Purchase of Common Stock Pursuant to the Plan.

(a)               Manner of Election. At any time during the Option B Purchase Period an Eligible Director may elect to have all, one-half or none of his or her Director Fees to be earned in the upcoming calendar year applied to the purchase of shares of Common Stock. Election must be made by written notice to the Chief Financial Officer of the Company or such other person as designated from time to time by the Committee. An Eligible Director's election during any Option B Purchase Period shall automatically renew on the same terms for each following year, unless such Eligible Director revokes such election by written notice to the Chief Financial Officer of the Company or such other person as designated from time to time by the Committee.

(b)               Purchase Price. The purchase price per share of Common Stock purchased under Option B pursuant to this Section 8 of the Plan shall be ninety percent (90%) of the Option B Fair Market Value as determined on the last stock trading day of the month in which each Board or Committee meeting occurred. The Committee in its sole discretion may from time to time adjust the purchase price payable pursuant to this Section 8 of the Plan to such other percentage of the Option A Fair Market Value.

(c)               When Stock Shall Be Issued to Eligible Directors. Shares purchased under Option B pursuant to this Section 8 of the Plan shall be issued to the purchasing Eligible Director at such intervals as determined by the Committee from time to time, but in no event later than the 15th day of the third month following the close of the Company’s taxable year in which the Stock was purchased.

9.                  General.

(a)               Additional Provisions. The purchase of any shares of Common Stock under the Plan may also be subject to such other provisions (whether or not applicable to purchases made by any other Director) as the Committee determines appropriate including, without limitation, provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

(b)               Government and Other Regulations. The obligations of the Company shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.

(c)               Tax Withholding. Notwithstanding any other provision of the Plan, a Director receiving Common Stock purchased under the Plan may be required to pay to the Company or a Subsidiary, as appropriate, prior to delivery of such Common Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Common Stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Common Stock of equivalent Option A Fair Market Value or Option B Fair Market Value in payment of such withholding tax obligations if the Director elects to make payment in such manner at the time of election.

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(d)               Employment Director Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the employ or as a director of the Company or a Subsidiary.

(e)               No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)                Governing Law. The Plan will be administered in accordance with Federal laws, or in the absence thereof, the laws of the State of Florida.

(g)               Nontransferability. A person’s rights and interest under the Plan may not be sold, assigned, donated or transferred or otherwise disposed of, mortgaged, pledged or encumbered.

(h)               Reliance on Reports. Each member of the Committee shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report of the type contemplated by Florida Statute Section 607.0830(2) as currently in effect and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(i)                 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(j)                 Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(k)               Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

10.              Nonexclusivity of the Plan.  The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either applicable generally or only in specific cases.

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11.              Amendments and Termination.

(a)               The Committee may, without further action by the shareowners and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with applicable self-regulatory organization rules or requirements.

(b)               The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that, without shareowner approval, the Committee may not materially amend the Plan, including, but not limited to, the following:

(i)                materially increase the number of shares of Common Stock to be issued under the Plan (other than pursuant to Sections 5(a) and 11(a));

(ii)                materially increase benefits to participants, including any material change to reduce the price at which Stock may be purchased;

(iii)                materially expand the class of participants eligible to participate in the Plan; and

(iv)                expand the types of awards provided under the Plan.

(c)               The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a participant, affect his or her rights under an award previously granted to him or her.

As adopted by the Board of Directors

and the Shareowners,

effective as of April 27, 2021

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